Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-109048 of Church & Dwight Co., Inc. on Form S-3 of our report dated March 5, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s change in its method of accounting for goodwill and intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142), appearing in the Annual Report on Form 10-K of Church & Dwight Co., Inc. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-109048 of Church & Dwight Co., Inc. on Form S-3 of our report dated March 11, 2004 on the financial statements of Armkel, LLC appearing in the Annual Report on Form 10-K of Church & Dwight Co, Inc. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/  DELOITTE & TOUCHE LLP

Parsippany, New Jersey

May 21, 2004